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                     November 4, 2022

       Harrie Schippers
       Chief Financial Officer
       PACCAR Inc
       777 106th Ave. N.E
       Bellevue, WA 98004

                                                        Re: PACCAR Inc
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-14817

       Dear Harrie Schippers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing